Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of United States Cellular Corporation:

(1)	Registration Statement (Form S-3 No. 333-209673)
(2)	Registration Statement (Form S-4 No. 33-41826)
(3)	Registration Statement (Form S-8 No. 333-42366)
(4)	Registration Statement (Form S-8 No. 333-105675)
(5)	Registration Statement (Form S-8 No. 333-161119)
(6)	Registration Statement (Form S-8 No. 333-188966)
(7)	Registration Statement (Form S-8 No. 333-190331); and
(8)	Registration Statement (Form S-8 No. 333-211485);

of our report dated February 22, 2019, with respect to the consolidated financial statements of Los Angeles SMSA Limited Partnership and Subsidiary included in this Annual Report (Form 10-K) of United States Cellular Corporation for the year ended December 31, 2018.
/s/ Ernst & Young LLP

Orlando, Florida
February 22, 2019